Exhibit 10.6

A123 SYSTEMS, INC.

Management Incentive Stock Option Agreement

Granted Under 2009 Stock Incentive Plan

1.                                       Grant of Option.

This agreement evidences the grant by A123 Systems, Inc., a Delaware corporation (the “Company”), on                  , 20     (the “Grant Date”) to                     , an employee of the Company (the “Participant”), of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2009 Stock Incentive Plan (the “Plan”), a total of                    shares (the “Shares”) of common stock, $.001 par value per share, of the Company (“Common Stock”), at $             per Share. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on                  , 20     (the “Final Exercise Date”).

It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).  Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.                                       Vesting Schedule.

(a)                                  This option will become exercisable (“vest”) as to 25% of the original number of Shares on the first anniversary of the Vesting Commencement Date and as to an additional 6.25% of the original number of Shares at the end of each successive three-month period following the first anniversary of the Vesting Commencement Date until the fourth anniversary of the Vesting Commencement Date. For purposes of this Agreement, “Vesting Commencement Date” shall mean                  , 20    .

(b)                                 The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.

(c)                                  Upon the occurrence of a Change of Control (as defined below) of the Company, the vesting of this option under Section 2(a) above shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 50% of the Shares that remain unvested hereunder.  The remaining 50% of such unvested Shares shall continue to become vested in accordance with Section 2(a) above, except that the actual number of Shares vesting on each subsequent vesting date shall be reduced by 50%.

(d)                                 If the Participant’s employment with the Company is terminated by the Company (other than for Cause, Disability or death) or by the Participant for Good Reason within 12 months following a Change in Control, then, provided the Participant executes a release of claims drafted by the Company’s counsel and it becomes binding, the vesting of this option under Section 2(a) above shall be accelerated in full so that the option shall become exercisable for 100% of the Shares.

(e)                                  For purposes of this Section 2, a “Change of Control” of the Company shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

(f)                                    For purposes of this Section 2, “Cause” shall mean:

(1)                                  a good faith finding by a majority of the Board of Directors of the Company (excluding the vote of the Participant, if then a member of the Board) that (a) the Participant has failed to perform his or her reasonably assigned material duties for the Company; (b) the Participant has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on the Company, (c) the Participant has engaged in fraud, embezzlement or other material dishonesty, (d) the Participant has engaged in any conduct which would constitute grounds for termination for violation of the Company’s policies in effect at that time; or (e) the Participant has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the Participant and the Company and, if amenable to cure, has not cured such breach after reasonable notice from the Company; or

(2)                                        the conviction by the Participant of, or the entry of a pleading of guilty or nolo contendere by the Participant to, any crime involving moral turpitude or any felony.

(g)                                 For purposes of this Section 2, “Good Reason” shall mean the occurrence, without the Participant’s written consent, of any of the events or circumstances set forth in clauses (1) through (4) below.

(1)                                  the assignment to the Participant of duties that involve less authority and responsibility for the Participant and are materially inconsistent with the Participant’s position, authority or responsibilities in effect immediately prior to the earliest to occur of (i) the occurrence of a Change in Control, (ii) the date of the execution by the Company of the initial written agreement or instrument providing for the Change in Control and (iii) the date of the adoption by the Board of Directors of the Company of a resolution providing for the Change in Control;

(2)                                  relocation of the Participant’s primary place of business to a location that results in an increase in the Participant’s daily one way commute of at least thirty (30) miles;

(3)                                  reduction of the Participant’s annual base salary without the Participant’s prior consent (other than in connection with, and substantially proportionate to, reductions by the Company of the annual base salary of more than 75% of its employees); or

(4)                                  the failure of the Company to obtain the agreement from any successor to the Company to assume and agree to perform under a retention agreement between the Company and the Participant, if applicable.

Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute Good Reason unless (x) the Participant gives the Company written notice no more than 90 days after the initial existence of such event or circumstance and (y) such event or circumstance has not been fully corrected and the Participant has not been reasonably compensated for any losses or damages resulting therefrom within 30 days of the Company’s receipt of such notice.

(h)                                 For purposes of this Section 2, “Disability” shall mean the Participant’s absence from the full-time performance of the Participant’s duties with the Company for 180 consecutive calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Participant or the Participant’s legal representative.

3.                                       Exercise of Option.

(a)                                  Form of Exercise.  Each election to exercise this option shall be in writing, in substantially the form of Notice of Stock Option Exercise attached hereto as Exhibit A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, and payment in full in the manner provided in the Plan.  The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.

(b)                                 Continuous Relationship with the Company Required.  Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an “Eligible Participant”).

(c)                                  Termination of Relationship with the Company.  If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation.  Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the non-competition or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon written notice to the Participant from the Company describing such violation.

(d)                                 Exercise Period Upon Death or Disability.  Upon the occurrence of the Participant’s death or Disability prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for Cause, this option shall be exercisable, within the period of one year following the date of death or Disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or Disability, and further provided that this option shall not be exercisable after the Final Exercise Date.

(e)                                  Termination for Cause.  If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause, the right to exercise this option shall terminate immediately upon the effective date of such termination of employment.  If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment).  The Participant shall be considered to have been discharged for Cause if the Company determines, within 30 days after the Participant’s resignation, that discharge for cause was warranted.

4.                                       Tax Matters.

(a)                                  Withholding.  No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

(b)                                 Disqualifying Disposition.  If the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.

5.                                       Nontransferability of Option.

This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.

6.                                       Retention Agreement.

The Company and the Participant are party to an Executive Retention Agreement, dated as of                         , 20     (the “Retention Agreement”). The Participant acknowledges that the provisions of this option agreement are intended to be consistent with the Retention Agreement and in no event shall the vesting provisions set forth in the Retention Agreement increase the vesting benefits set forth in this option agreement, or vice versa.

7.                                       Provisions of the Plan.

This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this option to be executed under its corporate seal by its duly authorized officer.  This option shall take effect as a sealed instrument.

A123 Systems, Inc.

By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing option and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2009 Stock Incentive Plan.

PARTICIPANT:

By:

Name:

Address:

Exhibit A

NOTICE OF STOCK OPTION EXERCISE

Date:

A123 Systems, Inc.

Arsenal on the Charles

321 Arsenal Street

Watertown, MA  02472

Attention:  Treasurer

Dear Sir or Madam:

I am the holder of an Incentive Stock Option granted to me under the A123 Systems, Inc. (the “Company”) 2009 Stock Incentive Plan on                      for the purchase of                      shares of Common Stock of the Company at a purchase price of $                     per share.

I hereby exercise my option to purchase                    shares of Common Stock (the “Shares”), for which I have enclosed                in the amount of $                .  Please register my stock certificate as follows:

Name(s) to Appear on Stock Certificate:

Address:

Tax I.D. #:

Very truly yours,

(Signature)